UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 21, 2009

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Federal                                                                        0-25165                       14-1809721
(State or Other Jurisdiction                                                                    (Commission File No.)                         (I.R.S. Employer
of Incorporation)                                                                                                                                                 Identification No.)

302 Main Street, Catskill NY                                                                           12414
(Address of Principal Executive Offices)                                                            (Zip Code)

Registrant’s telephone number, including area code:                                                                                                (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
      CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                      Results of Operations and Financial Condition.

On January 21, 2009, Greene County Bancorp, Inc. issued a press release disclosing financial results at and for fiscal quarters and six-month periods ended December 31, 2008 and 2007.  A copy of the press release is included as exhibit 99.1 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01.                      Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Description

99.1                                                                         Press release dated January 21, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                   GREENE COUNTY BANCORP, INC.

DATE:  January 27, 2009                                                                         By: /s/ Donald E. Gibson
Donald E. Gibson
President and Chief Executive Officer

Exhibit 99.1

Greene County Bancorp, Inc.
Announces Earnings and Anniversary

Catskill, N.Y. -- (BUSINESS WIRE) – January 21, 2009-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the six months and quarter ended December 31, 2008.  Net income for the six months ended December 31, 2008 amounted to $1.8 million or $0.45 per basic and diluted share as compared to $1.2 million or $0.29 per basic and diluted share for the six months ended December 31, 2007, an increase of $646,000, or 54.1%. Net income for the quarter ended December 31, 2008 amounted to $1.0 million or $0.25 per basic and diluted share as compared to $626,000 or $0.15 per basic and diluted share for the quarter ended December 31, 2007, an increase of $406,000, or 64.9%.

President and CEO, Donald Gibson, stated, “Our conservative operating style and knowledge and support of our local community have helped us to continue strong performance despite the recent faltering of some areas of the financial system.”

The most significant factor contributing to the improved earnings was higher net interest income, which increased to $7.7 million for the six months ended December 31, 2008 as compared to $5.6 million for the six months ended December 31, 2007, an increase of $2.1 million or 38.4%.  Net interest income increased to $4.0 million for the quarter ended December 31, 2008 as compared to $2.8 million for the quarter ended December 31, 2007, an increase of $1.2 million or 42.9%.  Net interest rate spread increased 64 basis points to 3.60% for the six months ended December 31, 2008 as compared to 2.96% for the six months ended December 31, 2007.  Net interest rate spread increased 63 basis points to 3.55% for the quarter ended December 31, 2008 as compared to 2.92% for the quarter ended December 31, 2007.  Net interest margin increased 40 basis points to 3.89% for the six months ended December 31, 2008 as compared to 3.49% for the six months ended December 31, 2007.  Net interest margin increased 36 basis points to 3.81% for the quarter ended December 31, 2008 as compared to 3.45% for the quarter ended December 31, 2007.

The provision for loan losses amounted to $613,000 and $278,000 for the six months ended December 31, 2008 and 2007, respectively, an increase of $335,000 or 120.1%.  The provision for loan losses amounted to $418,000 and $135,000 for the quarters ended December 31, 2008 and 2007, respectively, an increase of $283,000.  The increase in the level of provision was partially a result of growth in the loan portfolio and an increase in the amount of loan charge-offs.  Net charge-offs amounted to $293,000 and $70,000 for the six months ended December 31, 2008 and 2007, respectively, an increase of $223,000.  The increase in the level of charge-offs reflected the decline in the overall economy.  As a result the level of allowance for loan losses to total loans receivable has been increased to 0.84% as of December 31, 2008 as compared to 0.76% as of December 31, 2007.  Management will continue to closely monitor asset quality and adjust the level of the allowance for loan losses as judged necessary.

Noninterest income remained flat at approximately $2.2 million for the six-month periods and $1.2 million for the quarters ended December 31, 2008 and 2007. Noninterest income for the six months ended December 31, 2008 reflected an impairment charge of $220,000 ($135,000 net of tax) related to the other-than-temporary impairment of a Lehman Brothers Holdings, Inc. debt security held by the Company.

Noninterest expense increased $659,000 or 11.3% to $6.5 million for the six months ended December 31, 2008 as compared to $5.9 million for the six months ended December 31, 2007.  Noninterest expense increased $204,000 or 6.9% to $3.2 million for the quarter ended December 31, 2008 as compared to $2.9 million for the quarter ended December 31, 2007.  The Company allocated $351,000 toward the expected future termination of its currently frozen defined benefit plan during the six months ended December 31, 2008.  Additional expenses such as compensation and depreciation due to the new Chatham branch which opened in January 2008 also contributed to the higher noninterest expense.

Total assets grew $61.4 million or 16.2% to $441.0 million at December 31, 2008 as compared to $379.6 million at June 30, 2008.  Securities classified as both available for sale and held to maturity increased $34.9 million to $147.1 million at December 31, 2008 as compared to $112.1 million at June 30, 2008.  Loans increased $23.9 million or 10.0% to $264.1 million at December 31, 2008 as compared to $240.1 million at June 30, 2008.  Funding the growth in assets was deposit growth of $60.0 million, or 18.7%, to $381.4 million at December 31, 2008 as compared to $321.4 million at June 30, 2008.  The Company has recently attracted new local municipalities including school districts to use the services of Greene County Commercial Bank, which is a special-purpose entity for such activities.  Greene County Commercial Bank has sought core deposits from such entities rather than more expensive time accounts.  The level of deposits held by such public entities can be cyclical and fluctuate significantly from quarter to quarter and are significantly dependent on and affected by tax collection periods or special projects such as new buildings or renovations.  These types of local municipal entities are also required to have certain forms of collateral pledged for amounts deposited over the FDIC insurance limits.

Total shareholders’ equity amounted to $38.1 million at December 31, 2008, or 8.6% of total assets.

Headquartered in Catskill, New York, the Company provides full-service community-based banking in its eleven branch offices located in Greene, Columbia and Albany Counties.  On January 12, 2009, the Company opened its newest branch, located on Route 9W in Ravena in southern Albany County.

On January 22, 2009, the Company will celebrate the 120th Anniversary of its founding. As part of the celebration on January 22nd at 9:30 AM the Bank’s Board of Directors and Senior Officers have been invited to the NASDAQ MarketSite Tower located in New York’s Time Square to ring the opening bell.

Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	At or for the Six		At or for the Three
	Months Ended December 31,		Months Ended December 31,
	2008	2007	2008	2007
Dollars In thousands, except share and per share data
Interest income	$11,138	$9,381	$5,802	$4,772
Interest expense	3,442	3,819	1,825	1,971
Net interest income	7,696	5,562	3,977	2,801
Provision for loan losses	613	278	418	135
Noninterest income	2,229	2,256	1,183	1,160
Noninterest expense	6,513	5,854	3,153	2,949
Income before taxes	2,799	1,686	1,589	877
Tax provision	958	491	557	251
Net Income	$1,841	$1,195	$1,032	$626

Basic EPS	$0.45	$0.29	$0.25	$0.15
Weighted average shares outstanding	4,099,154	4,137,088	4,102,160	4,136,620

Diluted EPS	$0.45	$0.29	$0.25	$0.15
Weighted average diluted shares outstanding	4,120,398	4,182,920	4,121,436	4,180,155

Dividends declared per share [1]	$0.34	$0.39	$0.17	$0.14

Selected Financial Ratios
Return on average assets	0.88%	0.71%	0.94%	0.73%
Return on average equity	10.01%	6.66%	11.13%	6.91%
Net interest rate spread	3.60%	2.96%	3.55%	2.92%
Net interest margin	3.89%	3.49%	3.81%	3.45%
Non-performing assets to total assets	0.42%	0.51%
Non-performing loans to total loans	0.66%	0.79%
Allowance for loan losses to non-performing loans	127.41%	95.92%
Allowance for loan losses to total loans	0.84%	0.76%
Shareholders’ equity to total assets	8.63%	10.61%
Dividend payout ratio[1]	75.56%	134.48%
Book value per share	$9.27	$8.83

1 Greene County Bancorp, MHC, the owner of 53.5% of the shares issued by the Company, waived its right to receive the dividends. No adjustment has been made to account for this waiver.  It should be noted effective December 1, 2007, the Company changed to a quarterly rather than semi-annual dividend.

	As of December 31, 2008	As of June 30, 2008
Dollars In thousands, except share data
Assets
Total cash and cash equivalents	$10,376	$8,662
Long term certificate of deposit	1,000	1,000
Securities- available for sale, at fair value	108,251	96,692
Securities- held to maturity, at amortized cost	38,824	15,457
Federal Home Loan Bank stock, at cost	1,341	1,386

Gross loans receivable	264,063	240,146
Less: Allowance for loan losses	(2,208)	(1,888)
Unearned origination fees and costs, net	316	182
Net loans receivable	262,171	238,440

Premises and equipment	15,778	15,108
Accrued interest receivable	2,507	2,139
Prepaid expenses and other assets	614	724
Other real estate owned	100	---
Total Assets	$440,962	$379,608

Liabilities and shareholders’ equity
Noninterest bearing deposits	$36,494	$41,798
Interest bearing deposits	344,907	279,633
Total deposits	381,401	321,431

Borrowings from FHLB, short term	---	1,000
Borrowings from FHLB, long term	19,000	19,000
Accrued expenses and other liabilities	2,508	1,910
Total liabilities	402,909	343,341
Total shareholders’ equity	38,053	36,267
Total liabilities and shareholders’ equity	$440,962	$379,608
Common shares outstanding	4,103,120	4,095,528
Treasury shares	202,550	210,142

Contact:  Donald Gibson, President and CEO or Michelle Plummer, Executive Vice President, CFO & COO
Phone:     518-943-2600